FOR IMMEDIATE RELEASE	NEWS
February 28, 2017	NYSE MKT: GORO

GOLD RESOURCE CORPORATION REPORTS SIXTH CONSECUTIVE YEAR OF PROFITABILITY WITH 2016 NET INCOME OF $4.4 MILLION, OR $0.08 PER SHARE; PROVIDES 2017 PRODUCTION OUTLOOK

COLORADO SPRINGS – February 28, 2017 – Gold Resource Corporation (NYSE MKT: GORO) (the “Company” or “GRC”) today announced a sixth consecutive year of profitability reporting $4.4 million in net income or $0.08 per share. The Company also confirmed its previously announced 2016 annual mill production of 27,628 gold ounces and 1,857,658 silver ounces for 53,023 precious metal gold equivalent ounces (at a realized 73.1:1 silver-to-gold ratio). The Company announced its 2017 precious metal Outlook targeting a plus or minus 5 percent production range consisting of 27,500 ounces gold and 1,850,000 ounces silver. Gold Resource Corporation is a gold and silver producer, developer and explorer with operations in Oaxaca, Mexico and Nevada, USA.  The Company has returned $109 million to its shareholders in monthly dividends since commercial production commenced July 1, 2010, and offers its shareholders the option to convert their cash dividends into physical gold and silver and take delivery.

2016 ANNUAL HIGHLIGHTS

•	6th consecutive year of profitability
•	$4.4 million net income, or $0.08 per share
•	$83.2 million net sales
•	27,628 gold ounces produced; 1,857,658 silver ounces produced
•	53,023 precious metal gold equivalent ounces produced (73.1:1 realized silver-to-gold ratio)
•	48,725 precious metal gold equivalent ounces sold
•	1,035 tonnes copper, 4,049 tonnes lead and 14,302 tonnes zinc production
•	$548 total cash cost per precious metal gold equivalent ounce
•	$970 all in annual sustaining cash cost per ounce (“AISC”)
•	$14.2 million cash and cash equivalents
•	$3.3 million physical gold and silver bullion treasury
•	$1.7 million annual dividends paid, or $0.03 per share, including $0.01 per share special dividend
•	$109 million total dividends paid over 77 consecutive monthly distributions
•	Expanded Arista deposit, Aguila Project, Oaxaca, Mexico
•	Significantly expanded size of the Switchback vein system, Arista deposit, Oaxaca Mexico
•	Ramp development cross-cut Switchback vein system, Aguila Project, Oaxaca, Mexico
•	Received final mine permit and commenced development at the “Mirador Mine”, Alta Gracia Project, Oaxaca, Mexico
•	Acquired high-grade Isabella Pearl project, Nevada, U.S.A.
•	Acquired high-grade Mina Gold exploration property, Nevada, U.S.A.
•	2016 Proven & Probable gold and silver Reserves increased by 31% and 17% respectively

2016 Aguila Project Overview

“I am very proud to announce that 2016 delivered Gold Resource Corporation’s sixth consecutive year of profitability, four years of which were in a difficult bear market,” stated Gold Resource Corporation CEO and President, Mr. Jason Reid. “Our Company posted annual net income of $4.4 million or $0.08 per share, returned $1.7 million back to our shareholders through dividends, and continued to invest in the Company’s future growth in both Mexico and Nevada while adding cash from operations to our bank account. Our numerous successes during 2016 were accomplished without raising money, without diluting shareholders through equity sales and without going into debt.”

For the year ended December 31, 2016, the Company sold 48,725 precious metal gold equivalent ounces at a total cash cost of $548 per gold equivalent ounce. Realized 2016 average sales prices were $1,256 per ounce gold and $17.18 per ounce silver. The Company recorded revenues of $83.2 million, mine gross profit of $22.4 million, and net income of $4.4 million, or $0.08 per share. Base metal production generated $37.8 million in revenue for 2016.

The calculation of our cash cost per ounce contained in this press release is a non-GAAP financial measure. Please see "Management's Discussion and Analysis and Results of Operations" contained in the Company’s most recent Form 10-K for a complete discussion and reconciliation of the non-GAAP measures.

The following Production and Sales Statistics table summarizes certain information about our mining operations for the three and twelve months ended December 31, 2016 and 2015:

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Milled
Tonnes Milled (1)	118,798	113,436	450,221	413,626
Tonnes Milled per Day (2)	1,373	1,350	1,295	1,220
Grade
Average Gold Grade (g/t)	1.53	2.36	2.13	2.47
Average Silver Grade (g/t)	121	169	139	203
Average Copper Grade (%)	0.26	0.42	0.29	0.40
Average Lead Grade (%)	1.28	1.37	1.21	1.37
Average Zinc Grade (%)	3.98	4.73	3.78	4.04
Recoveries
Average Gold Recovery (%)	87	89	89	90
Average Silver Recovery (%)	91	93	92	93
Average Copper Recovery (%)	82	80	78	80
Average Lead Recovery (%)	79	71	74	74
Average Zinc Recovery (%)	84	86	84	83
Mill production (before payable metal deductions) (3)
Gold (ozs.)	5,088	7,684	27,628	29,644
Silver (ozs.)	419,683	573,726	1,857,658	2,506,337
Copper (tonnes)	258	382	1,035	1,310
Lead (tonnes)	1,202	1,103	4,049	4,174
Zinc (tonnes)	3,996	4,600	14,302	13,900
Payable metal sold
Gold (ozs.)	4,330	7,430	25,426	29,424
Silver (ozs.)	366,667	542,892	1,704,336	2,312,985
Copper (tonnes)	224	361	964	1,238
Lead (tonnes)	1,168	982	3,797	3,857
Zinc (tonnes)	3,313	3,810	11,816	11,478
Average metal prices realized (4)
Gold ($ per oz.)	1,184	1,091	1,256	1,156
Silver ($ per oz.)	16.17	14.95	17.18	15.82
Copper ($ per tonne)	5,499	4,716	4,792	5,226
Lead ($ per tonne)	2,224	1,636	1,936	1,718
Zinc ($ per tonne)	2,640	1,545	2,188	1,836
Precious metal gold equivalent ounces produced (mill production) (3)
Gold Ounces	5,088	7,684	27,628	29,644
Gold Equivalent Ounces from Silver	5,730	7,864	25,395	34,319
Total Precious Metal Gold Equivalent Ounces	10,818	15,548	53,023	63,963
Precious metal gold equivalent ounces sold
Gold Ounces	4,330	7,430	25,426	29,424
Gold Equivalent Ounces from Silver	5,006	7,441	23,299	31,671
Total Precious Metal Gold Equivalent Ounces	9,336	14,871	48,725	61,095
Total cash cost before by-product credits per precious metal gold equivalent ounce sold (5)	$2,045	$1,170	$1,325	$1,076
Total cash cost after by-product credits per precious metal gold equivalent ounce sold (5)	$698	$551	$548	$517
Total all-in sustaining cost per precious metal gold equivalent ounce sold (5)	$1,215	$979	$970	$1,016
Total all-in cost per precious metal gold equivalent ounce sold (5)	$1,593	$1,074	$1,137	$1,236

(1)

For the fourth quarter and twelve months of 2016, this includes 17,605 and 56,369 tonnes, respectively of low-grade stockpile open pit ore.  The net effect of running this is it reduces the grade of all metals as it only contains gold, negligible silver, and no base metals.

(2)	Based on actual days the mill operated during the period.
(3)

Mill production represents metal contained in concentrates produced at the mill, which is before payable metal deductions are levied by the buyer of our concentrates. Payable metal deduction quantities are defined in our contracts with the buyer of our concentrates and represent an estimate of metal contained in the concentrates produced at our mill which the buyer cannot recover through the smelting process. There are inherent limitations and differences in the sampling method and assaying of estimated metal contained in concentrates that are shipped, and those contained metal estimates are derived from sampling methods and assaying throughout the mill production process. The Company monitors these differences to ensure that precious metal mill production quantities are materially correct.

(4)

Average metal prices realized vary from the market metal prices due to final settlement adjustments from our provisional invoices when they are settled. Our average metal prices realized will therefore differ from the market average metal prices in most cases.

(5)	For a reconciliation of this non-GAAP measure to total mine cost of sales, which is the most comparable U.S. GAAP measure, please see Non-GAAP Measures in the Company’s most recently filed 10-K.

2017 Production Outlook

The Company is targeting 2017 annual production (with ranges based on plus or minus 5%) of 27,500 ounces gold and 1,850,000 ounces silver.  The target range was estimated based on the Company’s 2017 mine plan, the area of the deposit scheduled to be mined during the upcoming year, planned development during 2017 of the Switchback vein system and estimated grade fluctuations.

In 2017, the Company remains focused on mining tonnes based on net smelter return (“NSR”) values per tonne of all metals to maximize cash flow. The Company will continue to focus on its overall margin from both precious and base metal production. Base metal production results in lower production costs per tonne and per ounce when used as a credit against production costs. The Company targets sufficient precious and base metal production in 2017 to support its plans for capital expenditures, exploration, dividends, taxes and future growth.

Year-End 2016 Oaxaca Mining Unit Proven & Probable Reserve Update

The Company recently updated its 2016 Oaxaca Mining Unit Proven and Probable (“P&P”) Reserve Report as of December 31, 2016 in which it not only replaced the tonnes mined during 2016, but increased reserve tonnage by 15% to 1,891,500 tonnes grading 2.75 grams per tonne (“g/t”) gold and 165 g/t silver.  The updated report shows gold grades increased by 14%, gold ounces increased by 31%, silver grades increased by 2% and silver ounces increased by 17%.  Mine life based on P&P at the Company’s Oaxaca Mining Unit has been increased from approximately three to more than four years, assuming 2016 annual processing levels.  For historical reference, the Company was in production for three and one half years prior to completing its first P&P reserve report in 2014 and has consistently replaced reserve tonnes year over year in reserve reports since.  Not included in the four-year mine life calculation based on P&P is the report’s over 2 million tonnes of mineralized material, of which the Company targets to convert into proven and probable reserves over time and with further delineation drilling.  For additional details on the updated reserve report, please view the P&P press release dated February 21, 2017. The updated full reserve report will be available on the Company’s website in the near future.  Third party Proven and Probable gold ounces from the Company’s Isabella Pearl development Project in Nevada, U.S.A. are not included in this December 31, 2016 reserve report.

Project Update

In 2016 mine production was centered in the Arista vein system between levels 16 and 20 with additional mill feed coming from the Aguila pit. Mine development accessed the Switchback vein system during the fourth quarter of 2016, and significant underground infrastructure including power, ventilation and pumping has been established for this new section of the Arista mine.  In 2016, the Company averaged 1,295 tonnes per day milled or 450,221 tonnes for the year, a 9% increase over 2015 tonnages of 1,220 tonnes per day or 413,626 tonnes per year. The nominal design capacity at the Aguila mill is 1,500 tonnes per day.

The Arista vein system’s primary decline ramp development has reached level 23 with continued stope development on multiple levels. Infill and step-out drilling continues to expand the mineralized horizon of the Arista deposit with continued plans to drill vein extensions along strike, at depth and parallel to the deposit.

During the fourth quarter of 2016, Arista Mine ramp development advanced to crosscut the Switchback vein system on level 24.  In 2017 the Company plans to develop the Switchback vein system between levels 23 and 27 in preparation for mining in 2018.  The Company targets long-term production from Switchback by developing and preparing numerous ore blocks over the next year for future bulk tonnage mining targeted for 2018.  A modest amount of Switchback development ore is scheduled to be processed in the mill during 2017.

In October 2016, the Company announced it had received the final mine permit to begin development and production from the Mirador Mine, located at the Oaxaca Mining Unit’s Alta Gracia Project.  Development is underway and first production is expected from this new mine by the end of the first quarter 2017.

The Company’s Nevada Mining Unit acquired 100% interest in two properties located in Mineral County, Nevada, U.S.A. in August 2016.  The Isabella Pearl gold project, which contains a third party Proven and Probable Reserve of over 191,000 gold ounces grading 2.18 g/t gold, is in advanced engineering, design and mine permitting.  The Company targets first Nevada gold production from Isabella Pearl at the earliest possible point in time subject to receiving a final mine permit, construction timing and funding.  The Company also acquired the Mina Gold exploration property with a historic mineralized material estimate of 1,606,000 tonnes grading 1.88 g/t gold.

Exploration Program

The highlight of 2016’s Oaxaca Mining Unit’s exploration program was the continued expansion and delineation of the Arista Mine’s Switchback vein system.  Infill drilling at the Switchback vein system was successful in upgrading a  significant portion of mineralized material into the proven and probable category.  Step-out drilling at Switchback was also successful in expanding the vein system along strike as well.

A total of two exploration drills are currently in operation at the Company’s Oaxaca Mining Unit, one underground at the Arista deposit and the other on surface at the Alta Gracia Project. The main exploration focus for 2017 continues to be the extensions of the Arista Mine’s Arista vein system and the Switchback vein system, both polymetallic epithermal vein systems which remain open along strike and at depth.  Exploration drilling at the Alta Gracia Project is being conducted in and around the Mirador Mine.  The Company has budgeted approximately $4.3 million for exploration at its Oaxaca Mining Unit for 2017.

In 2016, the Company completed three successful phases of drilling at its Nevada Mining Unit’s Gold Mesa property.  High-grade gold was intercepted at or near surface in multiple drill holes at Gold Mesa.  The Company plans a fourth phase of drilling at Gold Mesa for spring 2017 with a goal of expanding known mineralization.  The Company also completed its first exploration and delineation drill program at the Mina Gold property in December 2016.  A phase two drill program is planned at Mina Gold for spring 2017.  The Company anticipates spending approximately $2.2 million on exploration in Nevada during 2017, primarily for surface drilling at its Gold Mesa and Mina Gold properties.

Dividends

The Company maintained its instituted $0.02 per share annual dividend during the 2016 year, with dividends being distributed on a monthly basis.  In November 2016, the Company’s Board of Directors approved a “special” one time dividend of $0.01 per share, which was paid in December 2016.  Total dividend distributions for 2016 totaled $1.7 million, or $0.03 per share.  The Company has now distributed more than $109 million in dividends back to shareholders since July 2010.

About GRC:

Gold Resource Corporation is a mining company focused on production and pursuing development of gold and silver projects that feature low operating costs and produce high returns on capital.  Gold Resource Corporation is a gold and silver producer, developer and explorer with operations in Oaxaca, Mexico and Nevada, USA.  The Company has 56,839,823 shares outstanding, zero warrants, zero debt and has returned over $109 million back to its shareholders since commercial production commenced July 1, 2010.  Gold Resource Corporation offers its shareholders the option to convert their cash dividends into physical gold and silver and take delivery.  For more information, please visit GRC’s website, located at www.Goldresourcecorp.com and read the Company’s 10-K for an understanding of the risk factors involved.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the

Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan,” “target,” "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company's actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that production will continue at any specific rate.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s 10-K filed with the SEC.

Contacts:

Corporate Development

Greg Patterson

303-320-7708

www.Goldresourcecorp.com

See Accompanying Tables

The following information summarizes Gold Resource Corporations financial condition at December 31, 2016 and 2015, its results of operations including the years ended December 31, 2016, 2015 and 2014, and its cash flows for the years ended December 31, 2016, 2015 and 2014. The summary data for the years ended December 31, 2016 and 2015 is derived from our audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2016, but do not include the footnotes and other information that is included in the complete financial statements. Readers are urged to review the Company’s Form 10-K in its entirety, which can be found on the SEC's website at www.sec.gov.

The calculation of our cash cost per precious metal gold equivalent per ounce, total all-in sustaining cost per precious metal gold equivalent per ounce and total all-in cost per precious metal gold equivalent per ounce contained in this press release are non-GAAP financial measures.  Please see "Management's Discussion and Analysis and Results of Operations" contained in the Company’s most recent Form 10-Q and Form 10-K for a complete discussion and reconciliation of the non-GAAP measures.

GOLD RESOURCE CORPORATION

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share and per share amounts)

	December 31,	December 31,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$14,166	$12,822
Gold and silver rounds/bullion	3,307	2,988
Accounts receivable	630	321
Inventories	8,946	8,753
Income tax receivable	626	3,794
Prepaid expenses and other current assets	1,605	3,904
Total current assets	29,280	32,582
Property, plant and mine development, net	70,059	51,637
Deferred tax assets	17,580	21,064
Other non-current assets	1,542	1,216
Total assets	$118,461	$106,499
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,383	$11,600
Mining royalty taxes payable	2,033	230
Accrued expenses and other current liabilities	1,544	3,036
Total current liabilities	8,960	14,866
Reclamation and remediation liabilities	2,425	2,815
Total liabilities	11,385	17,681
Shareholders' equity:
Preferred stock - $0.001 par value, 5,000,000 shares authorized:
no shares issued and outstanding	-	-
Common stock - $0.001 par value, 100,000,000 shares authorized:
56,903,272 and 56,566,874 shares issued and outstanding, respectively, at December 31, 2016 and 54,603,104 and 54,266,706 shares issued and outstanding, respectively, at December 31, 2015	57	55
Additional paid-in capital	112,034	96,766
Accumulated retained earnings (deficit)	2,040	(948)
Treasury stock at cost, 336,398 shares	(5,884)	(5,884)
Accumulated other comprehensive loss	(1,171)	(1,171)
Total shareholders' equity	107,076	88,818
Total liabilities and shareholders' equity	$118,461	$106,499

GOLD RESOURCE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

 (U.S. dollars in thousands, except share and per share amounts)

	Year ended December 31,
	2016	2015	2014

Sales, net	$83,227	92,701	115,405
Mine cost of sales:
Production costs	48,460	54,362	60,241
Depreciation and amortization	12,169	7,974	4,293
Reclamation and remediation	165	42	-
Total mine cost of sales	60,794	62,378	64,534
Mine gross profit	22,433	30,323	50,871
Costs and expenses:
General and administrative expenses	9,533	10,254	12,336
Exploration expenses	4,314	7,150	6,947
Total costs and expenses	13,847	17,404	19,283
Operating income	8,586	12,919	31,588
Other income (expense), net	560	(2,466)	(322)
Income before income taxes	9,146	10,453	31,266
Provision for income taxes	4,759	7,391	16,230
Net income	$4,387	3,062	15,036
Net income per common share:
Basic and Diluted	$0.08	0.06	0.28
Weighted average shares outstanding:
Basic	55,140,237	54,186,547	54,119,095
Diluted	55,725,206	54,259,312	54,620,332

GOLD RESOURCE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (U.S. dollars in thousands)

	Year ended December 31,
	2016	2015	2014

Cash flows from operating activities:
Net income	$4,387	$3,062	$15,036
Adjustments to reconcile net income to net cash from operating activities:
Deferred income taxes	(1,555)	5,133	3,771
Depreciation, depletion and amortization	12,588	9,097	4,551
Stock-based compensation	1,240	3,472	4,951
Other operating adjustments	298	2,874	(107)
Changes in operating assets and liabilities:
Accounts receivable	(309)	1,095	891
Inventories	(738)	(430)	206
Prepaid expenses and other current assets	793	233	930
Accounts payable and other accrued liabilities	(3,579)	3,357	(2,832)
Mining royalty and income taxes payable/receivable	4,695	(7,721)	10,256
Other noncurrent assets	79	(2)	-
Net cash provided by operating activities	17,899	20,170	37,653
Cash flows from investing activities:
Capital expenditures	(15,140)	(26,685)	(17,898)
Proceeds from the sale of equity investments	749	-	-
Proceeds from sale of property, plant and mine development	-	30	1,763
Proceeds from sale of subsidiary, net of distributions	-	-	1,291
Purchase of investments	-	-	(1,805)
Acquisitions	(311)	(122)	-
Other investing activities	9	37	32
Net cash used in investing activities	(14,693)	(26,740)	(16,617)
Cash flows from financing activities:
Proceeds from the exercise of stock options	391	-	100
Dividends paid	(1,670)	(6,502)	(6,494)
Repayment of capital leases	(606)	(1,501)	(1,469)
Net cash used in financing activities	(1,885)	(8,003)	(7,863)
Effect of exchange rate changes on cash and cash equivalents	23	(146)	(605)
Net increase (decrease) in cash and cash equivalents	1,344	(14,719)	12,568
Cash and cash equivalents at beginning of period	12,822	27,541	14,973
Cash and cash equivalents at end of period	$14,166	$12,822	$27,541
Supplemental Cash Flow Information
Interest expense paid	$13	$78	$149
Income and mining taxes paid	$256	$9,514	$939
Non-cash investing activities:
Common stock issued for the acquisition of Walker Lane Minerals Corp.	$13,060	$-	-
Common stock issued for the acquisition of the Mina Gold property	$850	$-	-